# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "DATASIGHT CORPORATION", FILED IN THIS OFFICE ON THE THIRD DAY OF OCTOBER, A.D. 2018, AT 1:15 O`CLOCK P.M.*

*A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.*

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

4849949 8100
SR# 20186962836

Authentication: 203566951
Date: 10-08-18

# CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
# OF
# SERIES A CONVERTIBLE PREFERRED STOCK
# OF
# DATASIGHT CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, DataSight Corporation, a Delaware corporation (the "***Corporation***"), in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware (the "***DGCL***") thereof, does hereby make this Certificate of Designations and DOES HEREBY CERTIFY:

That the board of directors of the Corporation (the "***Board***") has the authority, pursuant to the Certificate of Incorporation of the Corporation (the "***Certificate of Incorporation***") and the DGCL, to adopt resolutions providing for the designations, preferences and other rights, and qualifications, limitations or restrictions of one or more series of Preferred Stock, par value $0.0001 per share, of the Corporation (the "***Preferred Stock***"), and that on September 28, 2018, the Board adopted the following resolutions:

NOW THEREFORE BE IT RESOLVED, that pursuant to Section 151 of the DGCL and the Certificate of Incorporation, and pursuant to the authority vested in the Board, a series of Preferred Stock, par value $0.0001 per share, of the Corporation be and it hereby is created with such voting powers and with such designations, preferences and other rights, and qualifications, limitations or restrictions, as set forth below:

A. Designation: Number of Shares. The number of shares of Series A Convertible Preferred Stock (the "***Series A Preferred Stock***") shall be 8,000,000.

B. Dividend. The holders of Series A Preferred shall receive dividends at such time as the holders of Common Stock are paid dividends by the Company as may be declared by the Company Board of Directors in its sole discretion.

C. Liquidation Right. Upon the occurrence of a Liquidation Event (as defined below), all assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, on an As Converted Basis (as defined below), and the holders of Common Stock. "***Liquidation Event***" shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless the holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter, elect otherwise (voting together as a single class, and on an as-converted basis); or (iii) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets; provided, however, in no event shall the issuance of capital stock primarily for capital raising purposes constitute a Liquidation Event. Solely for purposes of this Paragraph

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:15 PM 10/03/2018
FILED 01:15 PM 10/03/2018

C, "***As Converted Basis***" shall mean twenty six (26) shares of Common Stock for each one (1) share of Series A Preferred Stock.

D. Automatic Conversion into Common Stock. On the Automatic Conversion Date (as defined below), each outstanding share of Series A Preferred Stock shall automatically convert into one fully paid and non-assessable share of Common Stock. The "***Automatic Conversion Date***" shall be the effective date which a Certificate of Amendment to the Certificate of Incorporation of the Corporation is filed pursuant to the DGCL causing each twenty six (26) shares of Common Stock issued and outstanding to be automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock.

E. Voting Rights. Except as required by the DGCL, the holders of Series A Preferred Stock shall have the right to cast twenty six (26) votes for each one (1) share held of record on all matters submitted to a vote of holders of the Corporation's common stock, including the election of directors, and all other matters as required by law.

F. Express Rights. Except for rights, privileges, and/or preferences expressly set forth in this Certificate, shares of Series A Preferred Stock shall have no additional rights, privileges, and/or preferences.

The foregoing Certificate of Designations has been executed by the undersigned officer of DataSight Corporation, a Delaware corporation, as of September 28, 2018.

By: ______________________
Kevin Kearney, Chief Executive Officer